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                                BAKER & BOTTS
                                    L.L.P
    AUSTIN                     ONE SHELL PLAZA
    DALLAS                      910 LOUISIANA
    MOSCOW                                              TELEPHONE (713) 229-1234
   NEW YORK               HOUSTON, TEXAS 77002-4995    FACSIMILE: (713) 229-1522
WASHINGTON, D.C.
GRAY JENNINGS                                              E-MAIL ADDRESS
(713) 229-1640                                      GRAY JENNINGS@BAKERBOTTS.COM



                                                                  June ___, 1998



SLH Corporation
500 West 95th Street, Suite 260
Shawnee Mission, Kansas  66207

Syntroleum Corporation
1350 South Boulder, Suite 1100
Tulsa, Oklahoma  74119


          We have represented Syntroleum Corporation, an Oklahoma corporation ("Syntroleum"), in connection with the merger (the "Merger") of Syntroleum with and into SLH Corporation, a Kansas corporation ("SLH"), pursuant to that certain Agreement and Plan of Merger dated as of March 30, 1998 (the "Agreement and Plan of Merger"). The Merger is described in a joint proxy statement/prospectus of SLH and Syntroleum (the "Proxy Statement") which is included in the Registration Statement on Form S-4, as amended (Registration No. 333-_____ ) heretofore filed with the Securities and Exchange Commission (the "Registration Statement"). This letter(1) is being delivered to each of you pursuant to Section 6.1(h) of the Agreement and Plan of Merger.

          In the Merger, each holder of a share of common stock, par value $0.001 per share, of Syntroleum ("Syntroleum Common Stock") will receive a number (which is determined pursuant to a formula) of shares of common stock, par value $0.01 per share of SLH ("SLH Common Stock(2)") and cash in lieu of a fractional share of SLH Common Stock. Under applicable local law, a holder of Syntroleum Common Stock has the right to dissent from the Merger and to receive cash in lieu of SLH Common Stock in exchange for his or her Syntroleum Common Stock.

-------------------------

(1) Capitalized terms to which no meaning is assigned herein have the meaning assigned thereto in the Agreement and Plan of Merger. Section numbers herein refer to the Internal Revenue Code of 1986, as amended and the regulations issued thereunder except as indicated to the contrary.

(2) Each share of SLH Common Stock has attached to it the right to purchase in certain events shares of junior participating preferred stock of SLH. References herein to shares of SLH Common Stock are to shares of SLH Common Stock and to the associated rights.

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SLH Corporation                      -2-                         June __, 1998
Syntroleum Corporation


          Assuming that the statements which SLH or Syntroleum represent to be true in the Tax Certificate which is attached hereto are true and that the Merger is effected pursuant to the Agreement and Plan of Merger, we are of the opinion that the United States federal income tax consequences of the Merger include the following:

          (a)  The Merger will be a reorganization, within the meaning of
     Section 368(a), and Syntroleum and SLH will each be a party to the reorganization, within the meaning of Section 368(b).

          (b) No gain or loss will be recognized for United States federal income tax purposes by SLH or Syntroleum as a result of the Merger.

          (c) Gain or loss will be recognized by a holder of Syntroleum Common Stock who exchanges all of his shares of Syntroleum Common Stock for shares of SLH Common Stock and cash in lieu of a fractional share only in respect of the cash. Such cash will be treated as if it were received in redemption of a fractional share of SLH Common Stock which was received in the Merger. Any such redemption should be treated as a distribution in exchange for the fractional share.

          (d) The aggregate basis of the shares of SLH Common Stock received by a holder of Syntroleum Common Stock in the Merger (including any fractional share in respect of which cash is received) will be the same as the aggregate basis of the shares of Syntroleum Common Stock surrendered in exchange therefor.

          (e) The holding period of the shares of SLH Common Stock received by a holder of Syntroleum Common Stock in the Merger (including any fractional share in respect of which cash is received) will include the holding period of the shares of Syntroleum Common Stock surrendered in exchange therefor, provided that such shares of Syntroleum Common Stock are held as capital assets when the Merger occurs.

          (f) A holder of Syntroleum Common Stock who receives cash by reason the exercise of appraisal rights in respect of all of the shares of Syntroleum Common Stock which such person owns immediately prior to the Merger will recognize income or deduction as a result thereof in an amount which should, as a general matter, be the amount of cash so received reduced by such holder's basis in the Syntroleum Common Stock so surrendered.

The foregoing opinions are based upon the current provisions of the Internal Revenue Code of 1986, as amended and upon certain Treasury regulations, court decisions and certain rulings of the Internal Revenue Service which have appeared in the Internal Revenue Cumulative Bulletin.

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SLH Corporation                      -3-                         June __, 1998
Syntroleum Corporation


The authorities upon which our opinions are based are subject to change possibly with retroactive effect.

          The federal income tax consequences of a transfer at a later time to SLH by BMA Resources, Inc. of any portion of the SLH Common Stock which it will receive in the Merger is not discussed herein. Notwithstanding clause (c) above, income will be recognized by a recipient of SLH Common Stock in the Merger if any SLH Common Stock is received other than in exchange for the Syntroleum Common Stock (such as for compensation), and income will be recognized by a holder of SLH stock or of Syntroleum stock if either corporation were to pay, directly or indirectly, any expenses incurred by such person in connection with the Merger.

          We express no opinion as to the federal income tax consequences of the Merger if any of the assumptions to our opinion are incorrect, we provide herein no advice as to the accuracy of any of such assumptions, and we express no opinion as to any other matter such as, for example, the effect under any state, local, foreign or other federal tax law of the Merger.

          Our opinion is not binding upon the Internal Revenue Service or upon any court. If the Internal Revenue Service challenges any of the conclusions which are expressed herein, substantial expense may be incurred in dealing therewith.

          This opinion may not be filed with any governmental agency or be used for any other purpose without our prior written consent except that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "The Merger--Certain Material Federal Income Tax Consequences" in the Proxy Statement.

                                   Sincerely,

                                   BAKER & BOTTS, L.L.P.




                                   By:
                                      ----------------------------------------
                                        Gray Jennings


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TAX CERTIFICATE

                Merger of Syntroleum Corporation into SLH Corporation


          In connection with the merger (the "Merger") of Syntroleum Corporation, an Oklahoma corporation ("Syntroleum"), with and into SLH Corporation, a Kansas corporation ("SLH"), which is to occur pursuant to the Agreement and Plan of Merger dated as of March 30, 1998 (the "Agreement and Plan of Merger"), and which is described in the joint proxy statement of SLH and Syntroleum with respect to the Merger (the "Proxy Statement"), each of the undersigned hereby represents as of the Effective Time as provided herein.

          Terms such as "stock", "distribution" or "regulated investment company" which have meaning in the Internal Revenue Code of 1986, as amended (the "Code"), are used herein with such meaning. Section numbers herein refer to the Code and the regulations issued thereunder except as indicated to the contrary. Capitalized terms to which no meaning is assigned herein have the meaning assigned thereto in the Agreement and Plan of Merger.

          This Tax Certificate contains the representations to which reference is made in Section 3.1(u) of the Agreement and Plan of Merger and in Section 3.2(u) of the Agreement and Plan of Merger, is for the benefit of Syntroleum, SLH, the holders of Syntroleum Common Stock, and the holders of SLH Common Stock, and is entitled to the provisions of Section 8.6 of the Agreement and Plan of Merger.

     A.   SLH and Syntroleum represent as follows:

          1. The Agreement and Plan of Merger and the instruments and other agreements which are described in the Agreement and Plan of Merger are the entire understanding of SLH, Syntroleum, and any other person with respect to the Merger. The consideration to be received in the Merger by the holders of Syntroleum Common Stock was determined by arm's length negotiations.

          2. There is no intercorporate indebtedness between SLH and Syntroleum that was issued, acquired or will be settled at a discount.

          3. The number of shares of common stock, par value $0.001 per share, of Syntroleum ("Syntroleum Common Stock") in respect of which cash will be paid by reason of the exercise of dissenters' right is less than 2.5 percent of the number of shares of Syntroleum Common Stock which are outstanding immediately before the Merger.

          4. The payment of cash in lieu of issuing fractional shares of common stock, par value $0.01 per share, of SLH ("SLH Common Stock") in the Merger is


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     solely for the purpose of avoiding the expense and inconvenience to SLH of issuing fractional shares and does not represent separately bargained for consideration.

     B.   SLH represents as follows:

          1. SLH's reasons for effecting the Merger are stated in "The Merger - SLH's Reasons for the Merger" section of the Proxy Statement.


          2. Neither SLH nor any person related thereto (within the meaning of Treas. Reg. Section 1.368-1(e)(2)(i)) will (i) acquire before the Merger but in connection with the Merger any Syntroleum stock or (ii) acquire after the Merger but in connection with the Merger any of the SLH Common Stock which is issued in the Merger from a person to whom such SLH Common Stock was so issued in the Merger. Each of the phrases "related" and "in connection with" has the meaning which is assigned thereto in Treas. Reg. Section 1.368-1(e)(2).

          3. SLH and the members of the Treas. Reg. Section 1.368-1(d)(4)(ii) "qualified group" of which SLH is a member will, following the Merger, continue the historic business of Syntroleum or use a significant portion of Syntroleum's historic business assets in a business.

          4. SLH will have no plan or intention to transfer any of the assets which SLH acquires from Syntroleum in the Merger other than in the ordinary course of business or as permitted by Section
     368(a)(2)(C) or Treas. Reg. Section 1.368-2(k).

          5. SLH will not be at the time of the Merger and will not have been at any time during the five year period which precedes the Merger the owner, for federal income tax purposes, of any shares of Syntroleum Common Stock. BMA Resources, Inc., a wholly owned subsidiary of SLH, will at the time of the Merger own certain shares of Syntroleum Common Stock all of which were acquired by the end of 1995. Such shares will at the time of the Merger represent approximately 31.3 percent of the shares of Syntroleum Common Stock outstanding. BMA Resources, Inc. has no plan or intention to transfer to SLH any of the shares of SLH Common Stock which it will receive in the Merger, and SLH has no plan or intention to transfer or otherwise dispose of any stock of or to liquidate BMA Resources, Inc.

          6.   No person who is related to SLH within the meaning of
     Section 267(b) or Section 707(b)(1) will have acquired indebtedness of Syntroleum in anticipation of the Merger.

          7. The rights to purchase shares of junior participating preferred stock of SLH which are associated with the SLH Common Stock will at the time of the Merger not be exercisable.


                                      -2-

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     C.   Syntroleum represents as follows:

          1. Syntroleums's reasons for effecting the Merger are stated in "The Merger - Syntroleum's Reasons for the Merger" of the Proxy Statement.

          2. The liabilities of Syntroleum and the liabilities to which the assets of Syntroleum are subject were incurred by Syntroleum in the ordinary course of its business. The adjusted basis of the assets of Syntroleum for federal income tax purposes are, in the aggregate, equal to or in excess of the sum of the liabilities of Syntroleum and the liabilities to which the assets of Syntroleum are subject.

          3. Syntroleum did not make prior to the Merger any distribution (including a distribution in redemption of its stock) to its stockholders as part of the plan of, or otherwise in connection with, the Merger. Nor did a person related (as defined in Treas. Rep.
     Section 1.368-1(c)(3) determined without regard to Treas. Reg. Section 1.368-1(e)(3)(i)(A)) to Syntroleum acquire before, but in connection with, the Merger stock of Syntroleum.

          4. No assets of Syntroleum were sold or otherwise transferred prior to the Merger and in connection with the Merger which would prevent SLH from continuing the historic business of Syntroleum or from using a significant portion of Syntroleum's historic assets in a business following the Merger. Syntroleum has no plan or intention for SLH to transfer or otherwise dispose of any stock of or to liquidate BMA Resources, Inc.

          5. Syntroleum is not a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the "50 percent" and "80 percent" determinations under the preceding sentence, (i) stock and securities in any subsidiary corporation is disregarded and the parent corporation is deemed to own its ratable share of the subsidiary's assets, (ii) a corporation is a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote or 50 percent or more of the total value of all classes of stock outstanding,
     (iii) cash and cash items (including receivables), Government securities, and under regulations assets acquired for the purpose of ceasing to be an investment company are disregarded, and
     (iv) securities include obligations of State and local governments, commodity futures contracts, shares of regulated investment companies and real estate investment trusts and other investments constituting a security within the meaning of the Investment Company Act of 1940.

          6. Syntroleum is not a United States real property holding company, within the meaning of Section 897(c) of the Code.


                                      -3-

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          7.   Syntroleum is not under the jurisdiction of a court in a
     Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                              SLH Corporation, a Kansas corporation



                              By:
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                              Title:
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                              Syntroleum Corporation, an Oklahoma corporation



                              By:
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                              Title:
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